                                                                    EXHIBIT 12.1

                CALIFORNIA STEEL INDUSTRIES, INC. AND SUBSIDIARY

               Computation of Ratio of Earnings to Fixed Charges

                       (All dollar amounts in thousands)

                                             Year ended December 31,
                                        --------------------------------------
                                         1999    1998    1997    1996    1995
                                        ------  ------  ------  ------  ------
Income before income taxes............. 77,027  26,816  44,316  67,725  46,988
Fixed charges.......................... 17,861  19,645  16,642  12,578  17,018
Amortization of capitalized interest...    686     609     409     198     198
Capitalized interest...................   (588) (1,940) (1,952) (1,667)    --
                                        ------  ------  ------  ------  ------
  Earnings............................. 94,986  45,130  59,415  78,834  64,204
                                        ======  ======  ======  ======  ======
Imputed interest relating to rental
 expense...............................    470     169      83      58      52
Interest expense....................... 17,391  19,476  16,559  12,520  16,966
                                        ------  ------  ------  ------  ------
  Fixed charges........................ 17,861  19,645  16,642  12,578  17,018
                                        ======  ======  ======  ======  ======
Ratio of earnings to fixed charges.....    5.3     2.3     3.6     6.3     3.8